ENERGY TRANSFER AND SUNOCO LOGISTICS ANNOUNCE SALE OF MINORITY STAKE IN BAKKEN PIPELINE PROJECT TO ENBRIDGE AND MARATHON PETROLEUM
36.75 Percent Interest Sold for $2 Billion in Cash
Energy Transfer Continues to Oversee Construction
Sunoco Logistics to Operate Pipeline Upon Completion
DALLAS – August 2, 2016 - Energy Transfer Partners, L.P. (NYSE: ETP) and Sunoco Logistics Partners L.P. (NYSE: SXL) today announced they have signed an agreement to sell 36.75% of the Bakken Pipeline Project, which includes the Dakota Access pipeline and the Energy Transfer Crude Oil pipeline, to MarEn Bakken Company LLC (“MarEn”), an entity jointly owned by Enbridge Energy Partners, L.P. and Marathon Petroleum Corporation (“MPC”), for $2 billion in cash. The sale is expected to close in the third quarter of 2016, subject to certain closing conditions. ETP and SXL will receive $1.2 billion and $800 million in cash at closing, respectively. As previously announced, the Bakken Pipeline entities have arranged a $2.5 billion project financing facility that is expected to provide substantially all of the remaining capital necessary to complete the project. As a result, ETP and SXL plan to use the proceeds from the sale of the equity interest in the project to MarEn to pay down debt and to help fund their current growth projects. In addition, following the closing of the transaction, all owners of the Bakken Pipeline will participate on a pro rata basis for any incremental capital needs to complete the project.
Upon closing, a subsidiary of MPC has committed to participate in a forthcoming Dakota Access/Energy Transfer Crude Oil Pipeline open season, and subject to the terms and conditions of the open season, make a long-term volume commitment on the Bakken Pipeline Project. A new open season is expected to be launched in the third quarter of 2016.
Bakken Holdings Company, LLC, a joint venture between ETP and SXL (“Bakken Holdings”), owns a 75-percent membership interest in each of Dakota Access, LLC (“Dakota Access”) and Energy Transfer Crude Oil Company, LLC (“ETCO”), the entities responsible for developing, owning and operating the Bakken Pipeline Project. The project will consist of approximately 1,172 miles of new 30-inch diameter crude oil pipeline from North Dakota to Patoka, Illinois, and more than 700 miles of pipeline converted to crude service from Patoka to Nederland, Texas. Bakken Holdings is selling 49-percent of its 75-percent interest (36.75%) in Dakota Access and ETCO. The remaining 25-percent of each of Dakota Access and ETCO is owned by wholly-owned subsidiaries of Phillips 66 (NYSE: PSX).
Upon closing, ownership in the Bakken Pipeline Project will be as follows: ETP/SXL – 38.25%, MarEn 36.75% and PSX – 25%. ETP continues to oversee construction of the pipeline, which is expected to be ready for service at the end of this year. Once in operation, SXL will be the operator.
The Dakota Access pipeline is currently expected to deliver in excess of 470,000 barrels per day of crude oil from the Bakken/Three Forks production area in North Dakota to market centers in the Midwest. The Dakota Access pipeline will provide shippers with access to Midwestern refineries, potential unit-train rail loading facilities to facilitate deliveries to East Coast refineries, and the Gulf Coast market. The Energy Transfer Crude Oil pipeline, through an interconnection in Patoka, Illinois with Dakota Access, will provide crude oil transportation service from the Midwest to the Sunoco Logistics Partners and Phillips 66 storage terminals located in Nederland, Texas.
Porter Hedges LLP acted as legal counsel to ETP and SXL, and Credit Suisse Securities (USA) LLC acted as financial advisor.
About Energy Transfer Partners
Energy Transfer Partners, L.P. (NSYE: ETP) is a master limited partnership that owns and operates one of the largest and most diversified portfolios of energy assets in the United States. ETP’s subsidiaries include Panhandle Eastern Pipe Line Company, LP (the successor of Southern Union Company) and Lone Star NGL LLC, which owns and operates natural gas liquids storage, fractionation and transportation assets. In total, ETP currently owns and operates more than 62,500 miles of natural gas and natural gas liquids pipelines. ETP also owns the general partner, 100% of the incentive distribution rights, and approximately 67.1 million common units in Sunoco Logistics Partners L.P. (NYSE: SXL), which operates a geographically diverse portfolio of crude oil and refined products pipelines, terminalling and crude oil acquisition and marketing assets. ETP’s general partner is owned by Energy Transfer Equity, L.P. For more information, visit the Energy Transfer Partners, L.P. web site at www.energytransfer.com.
About Sunoco Logistics
Sunoco Logistics Partners L.P. (NYSE: SXL) is a master limited partnership that owns and operates a logistics business consisting of a geographically diverse portfolio of complementary crude oil, refined products, and natural gas liquids pipeline, terminalling and acquisition and marketing assets which are used to facilitate the purchase and sale of crude oil, refined products, and natural gas liquids. SXL’s general partner is a consolidated subsidiary of Energy Transfer Partners, L.P. (NYSE: ETP). For more information, visit the Sunoco Logistics Partners L.P. website at www.sunocologistics.com.
Forward-Looking Statements
This press release may include certain statements concerning expectations for the future that are forward-looking statements as defined by federal law. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. An extensive list of factors that can affect future results are discussed in the Partnerships’ Annual Report on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission. The Partnerships undertake no obligation to update or revise any forward-looking statement to reflect new information or events.

Energy Transfer
Investor Relations:
Energy Transfer
Brent Ratliff, 214-981-0795
or
Media Relations:
Granado Communications Group
Vicki Granado, 214-599-8785
Cell: 214-498-9272
or
Sunoco Logistics
Investor Relations:
Peter Gvazdauskas, 215-977-6322
or
Media Relations:
Jeff Shields, 215-977-6056

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